Exhibit 99.1

NIC Co-Founder’s Family Investment Company Establishes New 10b5-1 Trading Plan

OLATHE, Kan.--(BUSINESS WIRE)--November 18, 2010--NIC Inc. (NASDAQ:EGOV) today announces that Ross C. Hartley Family Investments, LLC, a Wyoming limited liability company partly owned by Ross C. Hartley, 62, co-founder and a director of NIC, has adopted a new stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The sales under the plan are intended to diversify the holdings of the limited liability company in furtherance of the family’s estate planning goals for Mr. and Mrs. Hartley. The new plan will replace Hartley’s 10b5-1 trading plan established in December 2009, which terminated November 15, 2010.

Ross C. Hartley Family Investments, LLC will be able to sell up to 1,426,090 shares of common stock under the plan beginning November 29, 2010 and ending no later than November 29, 2011. The plan includes various minimum prices relating to sales of various numbers of shares. In addition to the 1,426,090 shares subject to the plan, Mr. Hartley directly and indirectly beneficially owns an additional 3,107,251 shares of NIC Inc. common stock which are not subject to the plan. Transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission as required by applicable securities laws.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for buying and selling specified amounts of stock if the plan is adopted at a time when they are not aware of any material non-public information. Using these plans, insiders may diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. Neither the limited liability company nor Mr. Hartley will have any discretion over sales under the plan.

About NIC

NIC is the leading provider of enterprise-wide, official state eGovernment services and secure government payment-processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 98 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC
Angela Skinner, 913-754-7054
Director, Corporate Communications
askinner@nicusa.com